   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1999

                                                      REGISTRATION NO. 333-86563
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ALLAIRE CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7372                                   41-1830792
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                  Identification Number)

                            ------------------------

                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 761-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                                 DAVID J. ORFAO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ALLAIRE CORPORATION
                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 761-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

          ROBERT L. BIRNBAUM, ESQ.                   WILLIAM J. SCHNOOR, JR., ESQ.
           WILLIAM R. KOLB, ESQ.                        BRIAN D. GOLDSTEIN, ESQ.
         RICHARD G. COSTELLO, ESQ.                  TESTA, HURWITZ & THIBEAULT, LLP
          FOLEY, HOAG & ELIOT LLP                           125 High Street
           One Post Office Square                     Boston, Massachusetts 02110
        Boston, Massachusetts 02109                          (617) 248-7000
               (617) 832-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Part I of the Registration Statement has been intentionally omitted because this Amendment No. 2 does not effect any changes to the Prospectus. The sole purpose of this Amendment No. 2 is to file Exhibits 1.1 and 5.1.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

                                                                                             PAYABLE
                                                                                              BY THE
                                                                                             COMPANY
                                                                                            ----------
Securities and Exchange Commission registration fee.......................................  $   37,784
National Association of Securities Dealers, Inc. filing fee...............................      14,092
Nasdaq National Market listing fee........................................................      17,500
Printing and engraving expenses...........................................................     100,000
Transfer agent fees.......................................................................       5,000
Accounting fees and expenses..............................................................      75,000
Legal fees and expenses...................................................................     225,000
Blue Sky fees and expenses (including related legal fees).................................       5,000
Miscellaneous.............................................................................      20,624
                                                                                            ----------
Total.....................................................................................  $  500,000
                                                                                            ----------
                                                                                            ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Sixth of the Certificate provides that Allaire shall indemnify each person who at any time is, or shall have been, a director or officer of Allaire and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Allaire, or is or was serving at the request of Allaire as a director, officer, trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of Article Sixth of the Certificate shall deprive a director or officer of the benefit thereof with respect to any act or failure occurring prior to such amendment or repeal.

    Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article Seventh of the Certificate provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of Allaire shall be personally liable to Allaire or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of Allaire. No amendment to or repeal of the provisions of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any director of Allaire with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article Seventh is to limit or eliminate the potential liability of Allaire's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above.

    Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Allaire has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of Allaire against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures Allaire against losses (above a deductible amount) arising from any such claims, but only if Allaire is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Amended and Restated Certificate of Incorporation or its By-Laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following information is furnished with regard to all securities sold by Allaire since February 1996 which were not registered under the Securities Act.

    (A) ISSUANCES OF COMMON STOCK BY ALLAIRE MINNESOTA.

    From February 1996 through January 1997, Allaire Corp., a Minnesota corporation ("Allaire Minnesota"), issued and sold an aggregate of 2,000,000 shares of its Common Stock for consideration valued at $51,690.

    (B) ISSUANCES OF PREFERRED STOCK BY ALLAIRE MINNESOTA.

    From June 1996 through March 1997, Allaire Minnesota issued and sold an aggregate of 56,557 shares of its Series A Convertible Preferred Stock, for aggregate consideration of $255,165. From June 1996 through March 1997, Allaire Minnesota also issued and sold an aggregate of 514,306 shares of its Series B Convertible Preferred Stock, for aggregate consideration of $2,324,664. In December 1996, Allaire Minnesota issued and sold an aggregate of 84,600 shares of its Series C Preferred Stock, for aggregate consideration of $499,986.

    (C) GRANTS AND EXERCISES OF ALLAIRE MINNESOTA'S STOCK OPTIONS.

    From June 1996 through April 1997, Allaire Minnesota issued options to purchase an aggregate of 1,086,800 shares of its Common Stock, and sold 1,250 shares of its Common Stock pursuant to the exercise of such options for aggregate consideration of $1,250.

    On April 25, 1997 Allaire Minnesota was reincorporated as a Delaware corporation through the merger of Allaire Minnesota into Allaire. Pursuant to the reincorporation merger, each share of Common Stock of Allaire Minnesota was automatically changed and converted into two shares of Common Stock of Allaire. Each share of Series A, B and C Convertible Preferred Stock of Allaire Minnesota was automatically changed and converted into one share of the corresponding series of Allaire's Convertible Preferred Stock. Each share of Allaire's Series A, B and C Convertible Preferred Stock issued pursuant to the reincorporation merger automatically changed and converted into two shares of Allaire's Common Stock upon the closing of Allaire's initial public offering in January 1999. Also pursuant to the reincorporation merger, each option to purchase one share of Common Stock of Allaire Minnesota was automatically converted and changed into an option to purchase two shares of Allaire's Common Stock.

    (D) ISSUANCES OF COMMON STOCK BY ALLAIRE.

    From January 1998 through April 22, 1999, Allaire issued and sold 1,438,019 shares of its Common Stock for aggregate consideration of $546,245.

    In April 1999, in order to acquire Bright Tiger Technologies Inc., Allaire issued and sold 288,583 shares of its Common Stock.

    In June 1999, in order to acquire Live Software, Inc., Allaire issued and sold 528,376 shares of its Common Stock.

    (E) ISSUANCES OF PREFERRED STOCK BY ALLAIRE

    On December 7, 1998, Allaire issued and sold 31,250 shares of Series A Convertible Preferred Stock for aggregate consideration of $500,000. Each of these 31,250 shares of Series A Convertible Stock automatically changed and converted into one share of Allaire's Common Stock upon the closing of Allaire's initial public offering.

    In February 1998, Allaire issued and sold 656 shares of Series A Convertible Preferred Stock, for aggregate consideration of $5,250. Each of these 656 shares of Series A Convertible Preferred Stock automatically changed and converted into one share of Allaire's Common Stock upon the closing of Allaire's initial public offering. In May and June 1997, Allaire issued and sold 2,336,909 shares of Series D Convertible Preferred Stock, for aggregate consideration of $9,347,636. Each share of Series D Convertible Preferred Stock automatically changed and converted into one share of the Company Common Stock upon the closing of Allaire's initial public offering.

    (F) GRANTS OF ALLAIRE'S STOCK OPTIONS.

    From April 1997 through April 22, 1999, Allaire granted options to purchase an aggregate of 1,911,610 shares of its Common Stock, exercisable at a weighted average exercise price of $15.17 per share.

    The issuances described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES.

    (A) EXHIBITS

        1.1  Underwriting Agreement
       +3.1  Amended and Restated Certificate of Incorporation of Allaire
       +3.2  Amended and Restated By-Laws of Allaire
       +4.1  Specimen certificate for the Common Stock of Allaire
        5.1  Opinion of Foley, Hoag & Eliot LLP
      +10.1  1997 Stock Incentive Plan as amended
      +10.2  1998 Stock Incentive Plan
      +10.3  1998 Employee Stock Purchase Plan
      +10.4  Option Agreement for David J. Orfao
      +10.5  Form of Option Agreement for other executive officers
      +10.6  Office Lease Agreement between Allaire and One Alewife Center Realty Trust, dated November 5, 1997
      +10.7  Lease Agreement between Allaire and CambridgePark Two, L.P., dated May 21, 1998
      +10.8  Loan and Security Agreement between Allaire and Silicon Valley Bank, dated
             March 26, 1998
      +10.9  Negative Pledge Agreement between Allaire and Silicon Valley Bank, dated March
             26, 1998
     +10.10  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated
             August 6, 1998
     +10.11  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated
             December 9, 1998
     +10.12  Senior Loan and Security Agreement between Allaire and Phoenix Leasing
             Incorporated, dated May 1, 1998
     +10.13  Warrant Agreement between Allaire and Comdisco, Inc., dated August 21, 1998
     +10.14  Warrant Agreement between Allaire and Gregory Stento, dated August 21, 1998
     +10.15  Warrant Agreement between Allaire and Polaris Venture Partners, L.P., dated
             March 7, 1997
     +10.16  Warrant Agreement between Allaire and Polaris Venture Partners Founders' Fund,
             L.P., dated March 7, 1997
     +10.17  Amended and Restated Registration Rights Agreement, dated May 15, 1997
     +10.18  Waiver and Amendment No. 1 to Amended and Restated Registration Rights
             Agreement, dated December 7, 1998
     +10.19  Letter of Offer of Employment from Allaire to David J. Orfao, dated December
             23, 1996
     +10.20  Contribution and Restricted Stock Purchase Agreement between Allaire and Yesler
             Software, Inc., dated July 14, 1998
     +10.21  Working Capital Line of Credit Letter from Polaris Ventures Partners, L.P., and
             Polaris Venture Partners Founders' Fund, L.P., dated December 4, 1998
      10.22  Agreement and Plan of Merger, dated as of April 2, 1999, by and among Allaire,
             Bengal Acquisition Corp. and Bright Tiger Technologies, Inc. (included as
             Exhibit 2.1 to Allaire's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 1999 and incorporated herein by reference.)

     ++11.1  Statement re computation of unaudited net loss per share and pro forma net loss per share
     ++21.1  Subsidiaries of Allaire Corporation
       23.2  Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

------------------------

+     Included in Allaire's Registration Statement on Form S-1 (File No.
 333-68639) and

      incorporated herein by reference.

++ Previously Filed.

    (B) FINANCIAL STATEMENT SCHEDULES

    II--Valuation and Qualifying Accounts

    All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on the 24th day of September, 1999.

                                ALLAIRE CORPORATION

                                BY:              /s/ DAVID J. ORFAO
                                     -----------------------------------------
                                                   David J. Orfao
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David J. Orfao and David A. Gerth, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                   DATE
------------------------------  -------------------------  -------------------
                                Chairman of the Board,     September 24, 1999
    /s/ JOSEPH J. ALLAIRE       Chief Technology Officer
------------------------------  and Executive Vice
      Joseph J. Allaire         President, Products

                                President, Chief           September 24, 1999
      /s/ DAVID J. ORFAO        Executive Officer and
------------------------------  Director (principal
        David J. Orfao          executive officer)

          SIGNATURE                       TITLE                   DATE
------------------------------  -------------------------  -------------------
                                Vice President, Finance    September 24, 1999
                                and Operations, Treasurer
      /s/ DAVID A. GERTH        and Chief Financial
------------------------------  Officer (principal
        David A. Gerth          financial and accounting
                                officer)

              *                 Director                   September 24, 1999
------------------------------
      Jonathan A. Flint

              *                 Director                   September 24, 1999
------------------------------
        John J. Gannon

              *                 Director                   September 24, 1999
------------------------------
      Thomas A. Herring

              *                 Director                   September 24, 1999
------------------------------
        Mitchell Kapor

    * By David J. Orfao as
       attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.                                               DESCRIPTION
------------  ----------------------------------------------------------------------------------------------------
        1.1   Underwriting Agreement

       +3.1   Amended and Restated Certificate of Incorporation of Allaire

       +3.2   Amended and Restated By-Laws of Allaire

       +4.1   Specimen certificate for the Common Stock of Allaire

        5.1   Opinion of Foley, Hoag & Eliot LLP

      +10.1   1997 Stock Incentive Plan as amended

      +10.2   1998 Stock Incentive Plan

      +10.3   1998 Employee Stock Purchase Plan

      +10.4   Option Agreement for David J. Orfao

      +10.5   Form of Option Agreement for other executive officers

      +10.6   Office Lease Agreement between Allaire and One Alewife Center Realty Trust, dated November 5, 1997

      +10.7   Lease Agreement between Allaire and CambridgePark Two, L.P., dated May 21, 1998

      +10.8   Loan and Security Agreement between Allaire and Silicon Valley Bank, dated March 26, 1998

      +10.9   Negative Pledge Agreement between Allaire and Silicon Valley Bank, dated March 26, 1998

      +10.10  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated August 6, 1998

      +10.11  Loan Modification Agreement between Allaire and Silicon Valley Bank, dated December 9, 1998

      +10.12  Senior Loan and Security Agreement between Allaire and Phoenix Leasing Incorporated, dated May 1,
              1998

      +10.13  Warrant Agreement between Allaire and Comdisco, Inc., dated August 21, 1998

      +10.14  Warrant Agreement between Allaire and Gregory Stento, dated August 21, 1998

      +10.15  Warrant Agreement between Allaire and Polaris Venture Partners, L.P., dated March 7, 1997

      +10.16  Warrant Agreement between Allaire and Polaris Venture Partners Founders' Fund, L.P., dated March 7,
              1997

      +10.17  Amended and Restated Registration Rights Agreement, dated May 15, 1997

      +10.18  Waiver and Amendment No. 1 to Amended and Restated Registration Rights Agreement, dated December 7,
              1998

      +10.19  Letter of Offer of Employment from Allaire to David J. Orfao, dated December 23, 1996

      +10.20  Contribution and Restricted Stock Purchase Agreement between Allaire and Yesler Software, Inc., dated July 14, 1998

      +10.21  Working Capital Line of Credit Letter from Polaris Ventures Partners, L.P., and Polaris Venture
              Partners Founders' Fund, L.P., dated December 4, 1998

EXHIBIT NO.                                               DESCRIPTION
------------  ----------------------------------------------------------------------------------------------------
       10.22  Agreement and Plan of Merger, dated as of April 2, 1999, by and among Allaire, Bengal Acquisition
              Corp. and Bright Tiger Technologies, Inc. (included as Exhibit 2.1 to Allaire's Current Report on
              Form 8-K filed with the Securities and Exchange Commission on April 27, 1999 and incorporated herein by reference.)

     ++11.1   Statement re computation of unaudited net loss per share and pro forma net loss per share

     ++21.1   Subsidiaries of Allaire Corporation

       23.2   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

------------------------

+     Included in Allaire's Registration Statement on Form S-1 (File No.
 333-68639) and

      incorporated herein by reference.

++ Previously filed.